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Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

          December 21, 2006

priceline.com Inc,
800 Connecticut Avenue,
Norwalk, CT 06854.

Ladies and Gentlemen:

          We have acted as counsel to priceline.com Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on or about the date hereof (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of (i) convertible senior debt securities, and (ii) shares of common stock issuable upon conversion of the notes. We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to the convertible senior debt securities or common shares of the Company that may be offered under the Registration Statement, the statements set forth under the caption "Certain United States Federal Tax Considerations" in the Prospectus included in the Registration Statement are accurate in all material respects.

          We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and any reference to us under the heading "Certain United States Federal Tax Considerations". In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ Sullivan & Cromwell LLP

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